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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                           (Amendment No. _________)1

                              AMRESCO Capital Trust
                                (Name of Issuer)

       Shares of Common Beneficial Interest, par value $0.01 per share
                         (Title of Class of Securities)

                                    031919103
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                  July 5, 2000
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
      Section 240.13d-7 for other parties to whom copies are to be sent.

                        (Continued on following pages)
                               Page 1 of 63 Pages
                         Exhibit Index Found on Page 47

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011 Shares, which is 17.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   627,211
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   627,211
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         627,211
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.3 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011 Shares, which is 17.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   616,800
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   616,800
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         616,800
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011 Shares, which is 17.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   214,700
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   214,700
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         214,700
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.1 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011 Shares, which is 17.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   128,000
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   128,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         128,000
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.3 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011 Shares, which is 17.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   3,400
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   3,400
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,400
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         RR Capital Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011 Shares, which is 17.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   60,000
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   60,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,000
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.6 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   71,900
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   71,900
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         71,900
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.7 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IA, OO
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,650,111
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,650,111
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,650,111
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         16.5 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         OO
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13D

===============================
 CUSIP No. 031919103
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
         ** The  reporting  persons  making  this filing  hold an  aggregate  of
            1,722,011  Shares,  which is 17.2% of the class of  securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF          SOLE VOTING POWER

    SHARES        5   -0-
-------------------------------------------------------------------------------
 BENEFICIALLY         SHARED VOTING POWER

   OWNED BY       6   1,722,011
-------------------------------------------------------------------------------
     EACH             SOLE DISPOSITIVE POWER

   REPORTING      7   -0-
-------------------------------------------------------------------------------
  PERSON WITH         SHARED DISPOSITIVE POWER

                  8   1,722,011
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,722,011
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         17.2 %
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

Item 1.  Security And Issuer.
------   -------------------
      This statement relates to shares of Common Beneficial Interest, par value $0.01 per share (the "Shares") of AMRESCO Capital Trust (the "Company"). The Company's principal offices are located at 700 North Pearl Street, Suite 1900 LB 342, Dallas, TX 75201.

Item 2.  Identity And Background.
------   -----------------------
     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

The Partnerships

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

          (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it; and

          (vi) RR  Capital  Partners,   L.P.,  a  Delaware  limited  partnership
               ("RRCP"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III, Tinicum and RRCP are together referred to herein as the "Partnerships."

     The Management Company

          (vii)Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts")2.

     The General Partner Of The Partnerships

          (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

     The Managing Members Of the General Partner And The Management Company

          (ix) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Enrique
               H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

------------
     2Of the Shares reported by the Management Company on behalf of the Managed Accounts, 1,000 Shares (equal to approximately 0.01% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than Enrique H. Boilini who is an Argentinean citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration.
------- ---------------------------------------------------

     The approximate net investment cost (including commissions) for the Shares held by each of the Partnerships and Managed Accounts is set forth below:

    Entity          Shares Held           Approximate Net Investment Cost
    ------          -----------           -------------------------------
    FCP             627,211              $5,204,072.48-plus the Additional
                                      Consideration, if any, as described in the
                                          next paragraph

    FCIP            616,800              $5,137,732.11-plus the Additional
                                      Consideration, if any, as described in the
                                          next paragraph
    FCIP II         214,700              $1,794,079.69-plus the Additional
                                      Consideration, if any, as described in the
                                          next paragraph
    FCIP III        128,000              $1,060,943.40-plus the Additional
                                      Consideration, if any, as described in the
                                          next paragraph
    Tinicum           3,400                 $26,143.89
    RRCP             60,000                $500,801.00-plus the Additional
                                      Consideration, if any, as described in the
                                          next paragraph
    Managed
      Accounts       71,900                $569,000.06

     On July 5, 2000 FCP, FCIP, FCIP II, FCIP III and RRCP purchased in aggregate 1,500,111 Shares and paid a net purchase price, at the time of purchase, of $12,520,944. In addition, these Reporting Persons agreed to pay any additional consideration which may be due (the "Additional Consideration") based upon the Additional Consideration Calculation provisions of the Stock Purchase and Sale Agreement dated July 5, 2000 between AMRESCO, INC., AMRESCO Holdings, Inc., FCP, FCIP, FCIP II, FCIP III and RRCP (the "Share Purchase Agreement"). For further information regarding the Additional Consideration and the Additional Consideration Calculation, see the Share Purchase Agreement ( Section 4 in particular) attached as Exhibit 2 to this Schedule 13D and incorporated herein by reference.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II, FCIP III and RRCP from working capital; (ii) with respect to FCP and Tinicum from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP and Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares. If any Additional Consideration is paid by FCP, FCIP, FCIP II, FCIP III and RRCP, such amounts may be obtained from any of the sources listed above, from distributions received by such entities with respect to the Shares or otherwise.

 Item 4.  Purpose Of The Transaction.
 -------  --------------------------
     The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Partnerships and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

     As described in Item 3 above, certain of the Reporting Persons acquired 1,500,111 Shares pursuant to the Stock Purchase Agreement. As part of the transactions contemplated by that agreement, such Reporting Persons also entered into that certain REIT Agreement dated as of July 5, 2000 with the Company (the "REIT Agreement"). Pursuant to the REIT Agreement, such entities agreed, among other things, (A) to vote all Shares held by such entities (FCP, FCIP, FCIP II, FCIP III and RRCP) in favor of the transactions contemplated by the Company's Plan of Liquidation (as contemplated as of July 5, 2000), and (B) for a period ending no later than July 5, 2001 (and possibly shorter) and without the prior written consent of the Company's Board of Trust Managers, (i) not to engage in certain activities with respect to potential transactions involving Company and/or its assets or securities, (ii) not to engage in certain activities involving proposals to seek representation on the Company's Board of Trust Managers or otherwise seek to control the management, Board of Trust Managers or policies of the Company and (iii) not to become the beneficial owners of more than 18.19262% of Shares. In addition, FCP, FCIP, FCIP II, FCIP III and RRCP agreed to certain transfer restrictions regarding the Shares beneficially owned by them, including but not limited to an agreement to cause any person or entity which acquires from such entities 5% or more of the outstanding Shares on or prior to October 30, 2000 to agree to be bound by the voting restrictions described in (A) above. This summary is qualified in its entirety by the full terms and conditions of the REIT Agreement. For the full terms and conditions of the REIT Agreement, see the REIT Agreement attached as

Exhibit 99.1 to the Form 8-K filed by the Company on July 6, 2000 and incorporated herein by reference. For information regarding the Company's proposed Plan of Liquidation, see the Preliminary Proxy Statement filed by the Company with the SEC on July 7, 2000.

     Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose and subject to the terms and conditions of the REIT Agreement, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations, and no Individual Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time. Also, consistent with their investment intent and subject to the terms and conditions of the REIT Agreement, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company and/or potential investors in the Company regarding the Company, including but not limited to its operations.

     Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     (a) The Partnerships
          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith as well as Footnote Two hereto is calculated based upon the 10,015,111 Shares outstanding as of March 1, 2000 as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission on June 8, 2000.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships in the past 60 days are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.


     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings Or
------  Relationships With Respect To Securities Of The Issuer.
        ------------------------------------------------------

     Except as described above (including the Stock Purchase Agreement and the REIT Agreement described in Items 3 and 4 of the Schedule 13D), there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------
     There is filed as Exhibit 1 to this Schedule 13D a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended. There is filed as Exhibit 2 to this Schedule 13D the Stock Purchase Agreement dated as of July 5, 2000 described in Items 3 and 4 above. There is filed as Exhibit 3 to this Schedule 13D the REIT Agreement filed as Exhibit 99.1 to the Form 8-K filed by Amresco Capital Trust on July 6, 2000 and incorporated herein by reference.

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 13, 2000

                          /s/ Thomas F. Steyer
                          ----------------------------------------
                          FARALLON PARTNERS, L.L.C.,
                          on its own behalf and as General Partner of
                          FARALLON CAPITAL PARTNERS, L.P.,
                          FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                          And RR CAPITAL PARTNERS, L.P.
                          By Thomas F. Steyer,
                          Senior Managing Member

                          /s/ Thomas F. Steyer
                          ----------------------------------------
                          FARALLON CAPITAL MANAGEMENT, L.L.C.,
                          By Thomas F. Steyer,
                          Senior Managing Member

                          /s/ Thomas F. Steyer
                          ----------------------------------------
                          Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                          Joseph F. Downes, William F. Duhamel,
                          Andrew B. Fremder, Richard B. Fried,
                          William F. Mellin, Stephen L. Millham,
                          Meridee A. Moore and Mark C. Wehrly.

         The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13D on his behalf, which was filed with

Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on January 10, 2000, by such Reporting Person with respect to the Common Shares of Axogen Limited, is hereby incorporated by reference.

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.   The Management Company

     (a)  Farallon Capital Management, L.L.C.
     (b)  One Maritime Plaza, Suite 1325
          San  Francisco, California 94111
     (c)  Serves as investment adviser to various managed accounts
     (d)  Delaware limited liability company
     (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew
          B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly, Managing Members.

2.   The General Partner

     (a)  Farallon Partners, L.L.C.
     (b) c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, California 94111
     (c)  Serves as general partner to investment partnerships
     (d)  Delaware limited liability company
     (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur
          E. Fairman, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly, Managing Members.

3.   The Individual Reporting Persons/The Managing Members

         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the

          Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        05-08-00                    2,900(S)                $10.22
        05-08-00                    4,300(S)                $10.22
        05-08-00                    3,700(S)                $10.22
        05-08-00                    1,400(S)                $10.22
        05-08-00                    1,900(S)                $10.22
        05-08-00                    4,500(S)                $10.25
        05-08-00                    1,500(S)                $10.25
        05-09-00                    7,300(S)                $10.25
        05-09-00                    2,000(S)                $10.25
        05-09-00                    4,200(S)                $10.20
        05-15-00                      700(S)                $10.28
        05-16-00                    3,800(S)                $10.25
        05-16-00                    2,400(S)                $10.25
        05-16-00                    3,100(S)                $10.25
        05-16-00                      300(S)                $10.25
        05-16-00                    2,100(S)                $10.25
        05-17-00                      100(S)                $10.12
        05-17-00                      300(S)                $10.12
        05-17-00                      300(S)                $10.12
        05-17-00                    1,100(S)                $10.12
        05-17-00                      300(S)                $10.12
        05-17-00                      400(S)                $10.12
        05-17-00                      300(S)                $10.12
        05-17-00                    1,600(S)                $10.12
        05-19-00                      400(S)                $10.00
        05-19-00                      500(S)                $10.00
        05-19-00                      800(S)                $10.00
        05-19-00                    1,100(S)                $10.00
        05-19-00                      100(S)                $10.00
        05-22-00                      400(S)                $10.06
        05-22-00                    1,000(S)                $10.06
        05-22-00                      800(S)                $10.06
        05-22-00                      200(S)                $10.06
        05-22-00                    1,100(S)                $10.06
        05-24-00                      200(S)                $10.00
        05-24-00                      800(S)                $10.00
        05-24-00                      400(S)                $10.00
        05-24-00                      900(S)                $10.00
        05-24-00                    2,500(S)                $10.00
        05-24-00                      300(S)                $10.00

        05-25-00                    1,300(S)                $10.03
        05-26-00                      500(S)                $10.06
        05-26-00                    1,000(S)                $10.06
        05-26-00                      700(S)                $10.00
        05-26-00                    1,300(S)                $10.00
        05-26-00                      900(S)                $10.00
        05-30-00                    4,400(S)                $10.00
        05-30-00                    3,700(S)                $10.09
        06-01-00                    5,000(S)                $10.07
        06-20-00                    1,500(S)                $10.22
        06-23-00                   17,000(S)                $10.12
        06-23-00                    5,700(S)                $10.12
        06-23-00                    3,900(S)                $10.12
        06-23-00                    2,500(S)                $10.12
        07-05-00                  562,611(P)                $ 8.35-plus
                                                               the
                                                               Additional
                                                               Consideration, if
                                                               any, described
                                                               in
                                                               Item 3 above

                                   SCHEDULE B

                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                ---------------------------------------------


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        05-08-00                    2,400(S)                $10.22
        05-08-00                      200(S)                $10.22
        05-08-00                    2,700(S)                $10.22
        05-08-00                    1,000(S)                $10.22
        05-08-00                    5,400(S)                $10.22
        05-08-00                      200(S)                $10.22
        05-08-00                    3,800(S)                $10.25
        05-08-00                    1,200(S)                $10.25
        05-09-00                    4,000(S)                $10.25
        05-09-00                    1,500(S)                $10.25
        05-09-00                    2,300(S)                $10.25
        05-09-00                      500(S)                $10.20
        05-09-00                      300(S)                $10.20
        05-09-00                    2,700(S)                $10.20
        05-15-00                      100(S)                $10.28
        05-15-00                      400(S)                $10.28
        05-15-00                      100(S)                $10.28
        05-16-00                      300(S)                $10.25
        05-16-00                    1,400(S)                $10.25
        05-16-00                      400(S)                $10.25
        05-16-00                      600(S)                $10.25
        05-16-00                      500(S)                $10.25
        05-16-00                    3,000(S)                $10.25
        05-16-00                      800(S)                $10.25
        05-16-00                      200(S)                $10.25
        05-16-00                      200(S)                $10.25
        05-16-00                      600(S)                $10.25
        05-16-00                      900(S)                $10.25
        05-16-00                      200(S)                $10.25
        05-16-00                      700(S)                $10.25
        05-17-00                      300(S)                $10.12
        05-17-00                      700(S)                $10.12
        05-17-00                      300(S)                $10.12
        05-17-00                    2,400(S)                $10.12
        05-19-00                    1,000(S)                $10.00
        05-19-00                    1,500(S)                $10.00
        05-22-00                      600(S)                $10.06
        05-22-00                    2,000(S)                $10.06
        05-22-00                      500(S)                $10.06
        05-24-00                      700(S)                $10.00

        05-24-00                    1,300(S)                $10.00
        05-24-00                    2,300(S)                $10.00
        05-25-00                    1,100(S)                $10.03
        05-26-00                    1,200(S)                $10.06
        05-26-00                    2,400(S)                $10.00
        05-30-00                    3,700(S)                $10.00
        05-30-00                    3,100(S)                $10.09
        06-01-00                    4,200(S)                $10.07
        06-20-00                    1,200(S)                $10.22
        06-23-00                    8,300(S)                $10.12
        06-23-00                    5,100(S)                $10.12
        06-23-00                    3,500(S)                $10.12
        06-23-00                    6,600(S)                $10.12
        06-23-00                    1,000(S)                $10.12
        07-05-00                  562,500(P)                $ 8.35-plus
                                                               the
                                                               Additional
                                                               Consideration, if
                                                               any, described
                                                               in
                                                               Item 3 above

                                   SCHEDULE C

               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
               ------------------------------------------------


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        05-08-00                      500(S)                $10.22
        05-08-00                      100(S)                $10.22
        05-08-00                      200(S)                $10.22
        05-08-00                    1,800(S)                $10.22
        05-08-00                      400(S)                $10.25
        05-08-00                      400(S)                $10.25
        05-08-00                      300(S)                $10.25
        05-09-00                      200(S)                $10.25
        05-09-00                    1,500(S)                $10.25
        05-09-00                      800(S)                $10.20
        05-15-00                      100(S)                $10.28
        05-16-00                      400(S)                $10.25
        05-16-00                      700(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      400(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      200(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-17-00                      100(S)                $10.12
        05-17-00                      100(S)                $10.12
        05-17-00                      200(S)                $10.12
        05-17-00                      100(S)                $10.12
        05-17-00                      100(S)                $10.12
        05-17-00                      200(S)                $10.12
        05-19-00                      200(S)                $10.00
        05-19-00                      100(S)                $10.00
        05-19-00                      200(S)                $10.00
        05-22-00                      200(S)                $10.06
        05-22-00                      300(S)                $10.06
        05-22-00                      200(S)                $10.06
        05-24-00                      200(S)                $10.00

        05-24-00                      200(S)                $10.00
        05-24-00                      500(S)                $10.00
        05-25-00                      200(S)                $10.03
        05-26-00                      300(S)                $10.06
        05-26-00                      600(S)                $10.00
        05-30-00                      800(S)                $10.00
        05-30-00                      700(S)                $10.09
        06-01-00                      500(S)                $10.07
        06-01-00                      400(S)                $10.07
        06-20-00                      300(S)                $10.22
        06-23-00                      500(S)                $10.12
        06-23-00                      900(S)                $10.12
        06-23-00                      200(S)                $10.12
        06-23-00                    3,300(S)                $10.12
        06-23-00                      600(S)                $10.12
        07-05-00                  202,500(P)                $ 8.35-plus
                                                               the
                                                               Additional
                                                               Consideration, if
                                                               any, described
                                                               in
                                                               Item 3 above

                                   SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
              -------------------------------------------------


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        05-08-00                      100(S)                $10.22
        05-08-00                      500(S)                $10.22
        05-08-00                      100(S)                $10.22
        05-08-00                    2,600(S)                $10.22
        05-08-00                      100(S)                $10.22
        05-08-00                      100(S)                $10.25
        05-08-00                    1,000(S)                $10.25
        05-08-00                      400(S)                $10.25
        05-09-00                    2,300(S)                $10.25
        05-09-00                      800(S)                $10.20
        05-09-00                      200(S)                $10.20
        05-15-00                      200(S)                $10.28
        05-16-00                      400(S)                $10.25
        05-16-00                    1,100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      400(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      200(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-16-00                      100(S)                $10.25
        05-17-00                      300(S)                $10.12
        05-17-00                      100(S)                $10.12
        05-17-00                      200(S)                $10.12
        05-17-00                      300(S)                $10.12
        05-17-00                      100(S)                $10.12
        05-17-00                      100(S)                $10.12
        05-19-00                      100(S)                $10.00
        05-19-00                      100(S)                $10.00
        05-19-00                      200(S)                $10.00
        05-19-00                      200(S)                $10.00

        05-19-00                      100(S)                $10.00
        05-22-00                      800(S)                $10.06
        05-22-00                      100(S)                $10.06
        05-24-00                      300(S)                $10.00
        05-24-00                      300(S)                $10.00
        05-24-00                      100(S)                $10.00
        05-24-00                      300(S)                $10.00
        05-24-00                      300(S)                $10.00
        05-25-00                      300(S)                $10.03
        05-26-00                      400(S)                $10.06
        05-26-00                      700(S)                $10.00
        05-30-00                    1,100(S)                $10.00
        05-30-00                      900(S)                $10.09
        06-01-00                    1,200(S)                $10.07
        06-20-00                      400(S)                $10.22
        06-23-00                    2,200(S)                $10.12
        06-23-00                    1,300(S)                $10.12
        06-23-00                      900(S)                $10.12
        06-23-00                    1,800(S)                $10.12
        06-23-00                      300(S)                $10.12
        06-23-00                      500(S)                $10.12
        07-05-00                  112,500(P)                $ 8.35-plus
                                                               the
                                                               Additional
                                                               Consideration, if
                                                               any, described
                                                               in
                                                               Item 3 above

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.
                             ----------------------


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        05-08-00                      200(S)                $10.22
        05-08-00                      300(S)                $10.22
        05-08-00                      200(S)                $10.22
        05-08-00                      100(S)                $10.22
        05-08-00                      200(S)                $10.25
        05-08-00                      100(S)                $10.25
        05-09-00                      500(S)                $10.25
        05-09-00                      200(S)                $10.20
        05-15-00                      100(S)                $10.28
        05-16-00                      600(S)                $10.25
        05-17-00                      200(S)                $10.12
        05-19-00                      100(S)                $10.00
        05-19-00                      100(S)                $10.00
        05-22-00                      100(S)                $10.06
        05-22-00                      100(S)                $10.06
        05-24-00                      100(S)                $10.00
        05-24-00                      100(S)                $10.00
        05-25-00                      100(S)                $10.03
        05-26-00                      100(S)                $10.06
        05-26-00                      100(S)                $10.00
        05-26-00                      100(S)                $10.00
        05-30-00                      100(S)                $10.00
        05-30-00                      100(S)                $10.00
        05-30-00                      100(S)                $10.09
        05-30-00                      100(S)                $10.09
        06-01-00                      100(S)                $10.07
        06-01-00                      100(S)                $10.07
        06-01-00                      100(S)                $10.07
        06-20-00                      100(S)                $10.22
        06-23-00                      100(S)                $10.12
        06-23-00                      100(S)                $10.12
        06-23-00                      600(S)                $10.12
        06-23-00                      100(S)                $10.12
        06-23-00                      100(S)                $10.12

        06-23-00                      200(S)                $10.12
        06-23-00                      400(S)                $10.12

                                   SCHEDULE F

                            RR CAPITAL PARTNERS, L.P.
                            -------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        07-05-00                  60,000 (P)               $ 8.35-plus
                                                               the
                                                               Additional
                                                               Consideration, if
                                                               any, described
                                                               in
                                                               Item 3 above

                                   SCHEDULE G

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
      ------------              ---------------         ----------


        05-08-00                   3,200(S)                $10.22
        05-08-00                  11,300(S)                $10.22
        05-08-00                   1,100(S)                $10.22
        05-08-00                   5,000(S)                $10.25
        05-08-00                   1,500(S)                $10.25
        05-09-00                   2,300(S)                $10.25
        05-09-00                   1,600(S)                $10.25
        05-09-00                   6,400(S)                $10.25
        05-09-00                   4,700(S)                $10.20
        05-15-00                     800(S)                $10.28
        05-16-00                   9,200(S)                $10.25
        05-16-00                   3,500(S)                $10.25
        05-17-00                   4,700(S)                $10.12
        05-19-00                   3,200(S)                $10.00
        05-22-00                   4,000(S)                $10.06
        05-24-00                   2,500(S)                $10.00
        05-24-00                   3,000(S)                $10.00
        05-25-00                     200(S)                $10.03
        05-25-00                   1,200(S)                $10.03
        05-26-00                   1,500(S)                $10.06
        05-26-00                   1,700(S)                $10.00
        05-26-00                   1,500(S)                $10.00
        05-30-00                   3,900(S)                $10.00
        05-30-00                     600(S)                $10.00
        05-30-00                     200(S)                $10.00
        05-30-00                   3,300(S)                $10.09
        05-30-00                     500(S)                $10.09
        05-30-00                     200(S)                $10.09
        06-01-00                     300(S)                $10.07
        06-01-00                   1,800(S)                $10.07
        06-01-00                     600(S)                $10.07
        06-01-00                     700(S)                $10.07
        06-01-00                     500(S)                $10.07
        06-01-00                   1,400(S)                $10.07
        06-20-00                   1,500(S)                $10.22
        06-23-00                     800(S)                $10.12
        06-23-00                     800(S)                $10.12
        06-23-00                   1,200(S)                $10.12
        06-23-00                   1,600(S)                $10.12
        06-23-00                     700(S)                $10.12

        06-23-00                   1,900(S)                $10.12
        06-23-00                   1,200(S)                $10.12
        06-23-00                     500(S)                $10.12
        06-23-00                   1,800(S)                $10.12
        06-23-00                   1,000(S)                $10.12
        06-23-00                     600(S)                $10.12
        06-23-00                   5,000(S)                $10.12
        06-23-00                   3,000(S)                $10.12
        06-23-00                   2,300(S)                $10.12
        06-23-00                   1,700(S)                $10.12
        06-23-00                   7,800(S)                $10.12

        05-08-00                     100(S)                $10.22
        05-08-00                     300(S)                $10.22
        05-08-00                     100(S)                $10.25
        05-09-00                     100(S)                $10.25
        05-09-00                     100(S)                $10.20
        05-16-00                     200(S)                $10.25
        05-17-00                     100(S)                $10.12
        05-22-00                     100(S)                $10.06
        05-24-00                     100(S)                $10.00
        05-24-00                     100(S)                $10.00
        05-30-00                     100(S)                $10.00
        05-30-00                     100(S)                $10.09
        06-01-00                     100(S)                $10.07
        06-23-00                     100(S)                $10.12
        06-23-00                     100(S)                $10.12
        06-23-00                     100(S)                $10.12
        06-23-00                     100(S)                $10.12

EXHIBIT INDEX


EXHIBIT 1                     Joint Acquisition Statement Pursuant to Section
                              240.13d1(k)

EXHIBIT 2 Stock Purchase Agreement and Sale Agreement, dated as of July 5, 2000

EXHIBIT 3 REIT Agreement (Ex. 99.1 to 8K) dated as of July 5, 2000 (Incorporated by reference to Exhibit 99.1 of the Form 8-K filed by the Company on July 6,
                              2000)

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  July 13, 2000

                          /s/ Thomas F. Steyer
                          ----------------------------------------
                          FARALLON PARTNERS, L.L.C.,
                          on its own behalf and as General Partner of
                          FARALLON CAPITAL PARTNERS, L.P.,
                          FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                          And RR CAPITAL PARTNERS, L.P.
                          By Thomas F. Steyer,
                          Senior Managing Member

                          /s/ Thomas F. Steyer
                          ----------------------------------------
                          FARALLON CAPITAL MANAGEMENT, L.L.C.,
                          By Thomas F. Steyer,
                          Senior Managing Member

                          /s/ Thomas F. Steyer
                          ----------------------------------------
                          Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                          Joseph F. Downes, William F. Duhamel,
                          Andrew B. Fremder, Richard B. Fried,
                          William F. Mellin, Stephen L. Millham,
                          Meridee A. Moore and Mark C. Wehrly.

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D


                        STOCK PURCHASE AND SALE AGREEMENT

     STOCK PURCHASE AND SALE AGREEMENT dated as of July 5, 2000, among AMRESCO, INC. and AMREIT HOLDINGS, INC. (each, a "Seller", and collectively, the "Sellers") and the entities set forth on Schedule I hereto (each a "Purchaser" and collectively, the "Purchasers").


                                   RECITALS
                                   --------

     A. The Sellers own an aggregate of 1,500,111 shares (the "Shares") of common beneficial interest, par value $.01 per share (the "Common Shares"), of AMRESCO Capital Trust (the "Company").

     B. The Purchasers desire to acquire from the Sellers and the Sellers wish to sell to the Purchasers, on the terms and subject to the conditions contained in this Agreement, the Shares.

                                  AGREEMENT
                                  ---------

     In consideration of the premises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1.  Purchase and Sale of the Shares.
                 --------------------------------
     Upon the terms and subject to the conditions of this Agreement, effective as of the time of the Closing, the Sellers hereby sell, transfer, assign and deliver to the Purchasers, and each of the Purchasers hereby purchases from the Sellers, free and clear of all liens, claims or encumbrances, that number of the Shares set forth opposite such Purchaser's name on Schedule I hereto for (a) the portion of the Payment Amount set forth opposite such Purchaser's name on
Schedule I, payable as set forth in Section 2 below and (b) the Additional Consideration, if any, payable by such Purchaser as set forth in Section 4 below.

     Section 2. Payment Amount.
                ---------------
     Upon the terms and subject to the conditions of this Agreement, at the Closing, as payment for the Shares, each of the Purchasers will pay to the Sellers an amount (the aggregate such amounts for all of the Purchasers being the "Payment Amount") in cash equal to (a) the amount set forth under the heading "Purchase Price" on Schedule I opposite such Purchaser's name (the total of such amounts being the "Purchase Price"), less (b) the amount set forth under the heading "Illiquidity Discount" on Schedule I opposite such Purchaser's name, by wire transfer of immediately available funds to the following account:

                                 Bank of America

                                  Dallas, Texas
                                 ABA #111000012
                                Acct #1292000883
                                 Agency Services
                                  Attn: AMRESCO


     Section 3. The Closing.
     -----------------------

     (a) Time and Place of Closing. The closing of the sale of the Shares (the "Closing") will take place at the offices of Richards Spears Kibbe & Orbe, One Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m. (New York City time), on July 5, 2000, or at such other location or time as the parties may agree in writing (such date of the Closing being hereinafter referred to as the "Closing Date").

     (b) Transactions to be Effected at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing:

          (i) Deliveries by the Sellers. The Sellers will deliver, or cause to be delivered, to the Purchasers:

               (A) the Shares, either (I) with respect to the portion of the Shares represented by certificates, by delivering certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer (such form to be acceptable to the Company's transfer agent for the Shares), with appropriate transfer stamps, if any, affixed, and medallion guaranteed, if required or (II) with respect to the portion of the Shares that are not represented by certificates, by book-entry delivery of such Shares to an account specified by the Purchasers;

               (B) the Consents, documents, instruments and agreements referred to in Section 3(c); and

               (C) such other documents as the Purchasers or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

          (ii) Deliveries by the Purchasers. The Purchasers will deliver, or cause to be delivered, to the Sellers:

               (A) payment of the Payment Amount, as provided in Section 2;

               (B) the  documents,  instruments  and  agreements  referred to in
          Section 3(d); and

               (C) such other documents as the Sellers or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

     (c)  Conditions  Precedent  to  the  Obligations  of  the  Purchasers.  The
obligations of the Purchasers under this Agreement are subject to the fulfillment of each of the following conditions, unless waived by the Purchasers in writing:

          (i) Consents. The Purchasers shall have received copies of all approvals, consents, authorizations or orders of, notices to or registrations or filings with, or any other action by, any governmental authority or other person or entity ("Consents"), including, without limitation:

               (A) the consent and approval of the Board of Trust Managers of the Company to (I) the transactions contemplated by this Agreement and the REIT Agreement (as defined below), (II) the Purchasers and their affiliates acquiring and owning up to 18.19262% of the outstanding Common Shares and (III) the Company's plan of liquidation as contemplated as of the date of this Agreement;

               (B) the consent and approval of the Board of Directors of each of the Sellers to the transactions contemplated by this Agreement; and

               (C) the written agreement of Bank of America, N.A., as Administrative Agent ("BofA"), releasing the Shares from the pledge securing the Amended and Restated Credit Agreement, dated as of January 18, 2000, among AMRESCO, INC. and certain of its affiliates, as the Borrower, BofA and certain financial institutions and funds, as Lenders.

          (ii) Representations and Warranties; Performance of Agreements. The representations, warranties and covenants of the Sellers contained in this Agreement shall be true, correct and complied with in all material respects.

          (iii) Shares. The Sellers shall have duly (A) with respect to the portion of the Shares that are represented by certificates, delivered the certificate or certificates representing all of the Shares to the Purchasers, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer (such form to be acceptable to the Company's transfer agent for the Shares), with appropriate transfer stamps, if any, affixed, and medallion guaranteed, if required, and (B) with respect to the portion of the Shares that are not represented by certificates, delivered such Shares by book-entry to the account specified by the Purchasers, in each case, free and clear of all liens, claims, encumbrances, voting trusts, voting agreements, transfer restrictions and other restrictions of any nature whatsoever (collectively "Encumbrances"), other than those (I) required by the Company's Amended and Restated
     Declaration of Trust, as such restrictions may be modified by the REIT Agreement, (II) imposed by applicable securities laws or (III) that are imposed by this Agreement or the REIT Agreement (the Encumbrances listed in (I), (II) and (III) being the "Permitted Encumbrances"). In addition, all shareholders agreements or similar agreements or arrangements with respect to the Shares shall have been terminated and shall be of no further force or effect.

          (iv) Opinions of Counsel. The Purchasers shall have received an opinion of Haynes and Boone, LLP, counsel for the Sellers, substantially in the form of Exhibit A hereto, and the opinion of the General Counsel for the Sellers, substantially in the form of Exhibit B hereto.

          (v) No Defaults or Violations. There shall exist no breach or default (or event which with or without the lapse of time or the giving of notice, or both would constitute a breach or default) under any material agreement to which any of the Sellers or the Company may be a party or may be bound. In addition, neither the Company nor the Sellers shall be in, or have received written notice of, any violation of or default with respect to, any applicable statute, law, rule, regulation or order.

          (vi) No Litigation. There shall be no action, suit, investigation, complaint, litigation, arbitration or other proceeding threatened or pending which challenges or seeks to restrain or prohibit the transactions contemplated by this Agreement.

          (vii) No Dividends or Redemptions. Since June 27, 2000, the Company shall not have declared or paid (A) any dividend or other distribution of any kind on any shares of the Company's capital stock or beneficial interests or (B) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of (I) any shares of the Company's capital stock or beneficial interests or (II) any option, warrant or other right to acquire shares of the Company's capital stock or beneficial interests.

          (viii) No Material Adverse Change. Since December 31, 1999, except as publicly disclosed by the Company, there shall not have occurred any material adverse change in the financial condition, business, assets or circumstances of the Company.

          (ix) REIT Agreement. The Company and the Purchasers shall have entered into the agreement attached hereto as Exhibit C (the "REIT Agreement"), and the REIT Agreement shall be in full force and effect.

     (d) Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the fulfillment of the following condition, unless waived by the Sellers in writing:

          (i) Representations and Warranties; Performance of Agreements. The representations, warranties and covenants of the Purchasers contained in this Agreement shall be true, correct and complied with in all material respects.

          (ii) Payment Amount. The Sellers shall have received the Payment Amount by wire transfer to the account set forth in Section 2 above.

          (iii) No Litigation. There shall be no action, suit, investigation, complaint, litigation, arbitration or other proceeding threatened or pending which challenges or seeks to restrain or prohibit the transactions contemplated by this Agreement.

          (iv) REIT Agreement. The Company and the Purchasers shall have entered into the REIT Agreement, and the REIT Agreement shall be in full force and effect

     Section 4. Additional Consideration.
                -------------------------

     (a) Payment of Additional Consideration. In addition to the Payment Amount, as additional consideration for the Shares, after the Additional Consideration Trigger Date, if any, each of the Purchasers will, from time to time, pay to the Sellers an amount equal to such Purchaser's Pro Rata Share of any Additional Consideration.

     (b) Calculation of Additional Consideration. From and after the Additional Consideration Trigger Date, if any, within 5 business days after the Company shall pay, distribute or deliver any Distribution to the holders of the Common Shares, (i) the Sellers shall deliver to the Purchasers a written statement setting forth the Additional Consideration with respect to such Distribution, setting forth the calculation thereof in reasonable detail, and (ii) unless the Purchasers reasonably dispute the amount of Additional Consideration (or the calculation thereof) set forth in such statement, within 5 business days after the date on which the Purchasers receive such statement from the Sellers, the Purchasers will pay to the Sellers, as additional consideration for the Shares, an aggregate amount in cash equal to such Additional Consideration, by wire transfer of immediately available funds to the Sellers' account set forth in
Section 2(a) above.

     (c) Payment Mechanics. The Purchasers and the Sellers will negotiate reasonably in good faith to determine the appropriate mechanism for delivering or paying the Additional Consideration, if any, to the Sellers; provided, however, that in no event will such mechanism be structured in a manner which would cause the Company to be treated as paying preferential dividends to the Sellers within the meaning of Section 562(c) of the Internal Revenue Code, due to the delivery of such Additional Consideration to the Sellers hereunder.

     (d) Sale of the Shares. In the event that the Purchasers shall sell the Shares, the Purchasers agree to remain responsible for making the payments of Additional Consideration, if any, to the Sellers after the date of such sale of the Shares, with such Additional Consideration calculated as if the Purchasers did not sell the Shares.

     (e) Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:


          "Additional Consideration" with respect to any Distribution, means an amount equal to the product of (i) 90%, multiplied by (ii) the amount of such Distribution, so long as such Distribution was received by the Purchasers after the Purchasers have received an amount equal to the Required Amount.

          "Distributions" means all dividends and distributions on or with respect to the Shares from and after the date of this Agreement, but does not include any proceeds or amounts received in connection with a sale of the Shares after the Closing Date.

          "Additional Consideration Trigger Date" means the date on which the Purchasers shall have received an aggregate amount of Distributions at least equal to the Required Amount.

          "Required Amount" means an amount equal to the sum of (i) the aggregate Purchase Price, plus (ii) the aggregate of per diem amounts equal to 16% per annum on a declining balance equal to the excess, if any of (A) the aggregate Purchase Price, over (B) the sum of all Distributions received by the Purchasers from and after the date of this Agreement through the relevant date of calculation.

          "Pro Rata Share" means, for each Purchaser, the percentage set forth under the heading "Pro Rata Share" opposite such Purchaser's name on
     Schedule I hereto.

     Section 5. Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to each Purchaser as of the date hereof and as of the Closing Date as follows:

          (a) Power. Such Seller is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has the necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) Binding Effect. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms.

          (c) Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time or both) (i) conflict with or breach any provision of such Seller's organizational or charter documents,
     (ii) violate any statute, law, rule, regulation or order by which such Seller or any of its properties may be bound or affected, or (iii) conflict with or result in a default under any material contract or agreement to which such Seller is a party or by which it or any of its properties may be bound or affected.

          (d) Approvals. No Consent, including, without limitation, the Consent of the Company, is required in connection with (i) the due execution and delivery by such Seller of this Agreement, (ii) the performance by such Seller of its obligations under this Agreement or (iii) the sale, transfer and delivery of the Shares to the Purchasers.

          (e) Share Ownership. Such Seller is the sole record and beneficial owner of the number of Shares set forth opposite such Seller's name on
     Schedule II hereto. The Shares owned by such Seller have been validly issued, fully paid and are nonassessable. Such Seller's right, title and interest in the Shares are free and clear of all Encumbrances, except for the Permitted Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, such Seller will transfer to the Purchasers good and marketable title to the number of Shares set forth opposite such Seller's name on Schedule II hereto, free and clear of all Encumbrances and transfer restrictions of any kind, except for Permitted Encumbrances. Such Seller has not transferred, assigned, sold, conveyed or otherwise disposed of any or all of such Seller's rights with respect to the Shares.

          (f) No General Solicitation. The Shares offered to the Purchasers were not offered to the Purchasers by way of general solicitation or general advertising.

          (g) Accredited Investor. Such Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

          (h) Sophisticated Seller. Such Seller is a sophisticated seller with respect to the Shares. Such Seller has received such information concerning the business and financial condition of the Company as such Seller deems necessary in order to make an informed decision to sell the Shares to the Purchasers. In making the decision to sell the Shares, such Seller has relied solely on information obtained from sources other than the Purchasers and has independently, without reliance upon the Purchasers and based on such information as it deemed appropriate, made its own analysis and decision to sell the Shares to the Purchasers.

          (i) Solvency of the Seller. Such Seller is not Insolvent and will not be rendered Insolvent as a result of the transactions contemplated by this Agreement. Such Seller has sufficient capital to support such Seller's current and anticipated business operations and such Seller is now paying, and intends to pay, all of its debts as they become due. Such Seller is receiving reasonably equivalent value in exchange for the Shares being sold to the Purchasers and the Purchase Price and all other material terms of the transactions contemplated by this Agreement were the subject of arms' length negotiations. For purposes of this clause (i), the term "Insolvent" means that (i) the value of such Seller's assets is less than the value of its liabilities and (ii) the present fair salable value of such Seller's assets is less than the probable liability of such Seller for all of its existing debts as such debts mature and become due.

          (j) No Dividends or Distributions. Since June 27, 2000, the Company has not declared or paid (i) any dividend or other distribution of any kind on any shares of the Company's capital stock or beneficial interests or
     (ii) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of (A) any shares of the Company's capital stock or beneficial interests or (B) any option, warrant or other right to acquire shares of the Company's capital stock or beneficial interests.

     Section  6.   Representations  and  Warranties  of  the  Purchasers.
                   ------------------------------------------------------
     Each Purchaser, severally and not jointly and severally, with respect to itself only, hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

          (a) Power. Such Purchaser is validly existing and in good standing under the laws of the jurisdiction of its organization. Such Purchaser has the necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and is a legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.

          (c) Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time or both) (i) conflict with or breach any provision of such Purchaser's organizational or charter documents, (ii) violate any law, rule or regulation by which such Purchaser or any of its properties may be bound or affected, or (iii) conflict with or result in a default under any material contract or agreement to which such Purchaser is a party or by which it or any of its properties may be bound or affected.

          (d) Approvals. Except for the Consents referred to in Section 3(c)(i), no author ization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other person is required in connection with (i) the due execution and delivery by such Purchaser of this Agreement, or (ii) the performance by such Purchaser of its obligations under this Agreement.

          (e) Accredited Investor. Such Purchaser is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.

          (f) Sophisticated Purchaser. Such Purchaser is a sophisticated purchaser with respect to the Shares. Such Purchaser has received such information concerning the business and financial condition of the Company as such Purchaser deems necessary in order to make an informed decision to purchase the Shares from Sellers. In making the decision to purchase the Shares, such Purchaser has relied solely on information obtained from sources other than the Sellers and has independently, without reliance upon the Sellers and based on such information as it deemed appropriate, made its own analysis and decision to purchase the Shares from Sellers.

     Section 7. Indemnification.
                ----------------
     (a) By Sellers. The Sellers agree to indemnify the Purchasers and their affiliates and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents and affiliates (collectively, the "Purchaser Indemnified Persons") against, and hold each Purchaser Indemnified Person harmless from, any and all liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") that the Purchaser Indemnified Persons may suffer arising out of or due to any inaccuracy or breach of any of the representations and warranties of the Sellers contained in this Agreement or the nonfulfillment of any covenant, undertaking, agreement or other obligation of the Sellers contained in this Agreement.

     (b) By Purchasers. Each Purchaser, severally and not jointly and severally, as to itself only, agrees to indemnify the Sellers and their respective affiliates and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents and affiliates (collectively, the "Seller Indemnified Persons") against, and hold each Seller Indemnified Person harmless from, any and all Losses that the Seller Indemnified Persons may suffer arising out of or due to any inaccuracy or breach of any of the representations and warranties of such Purchaser contained in this Agreement or the nonfulfillment of any covenant, undertaking, agreement or other obligation of such Purchaser contained in this Agreement.

      Section 8.  Guarantee.
                  ----------
     (a) Guarantee. AMRESCO, INC. (the "Guarantor") hereby unconditionally and irrevocably guarantees the due and prompt payment and performance of the obligations of AMREIT Holdings, Inc. under this Agreement (the "Guaranteed Obligations"). This guaranty is a guaranty of payment and not of collection. Therefore, the Purchasers can insist that the Guarantor pay the Guaranteed Obligations immediately when due, and the Purchasers are not required to attempt to collect first from any Seller or the Company. The obligation of the Guarantor shall be irrevocable and absolute.

     (b) Obligations Not Affected. The Purchasers may release any of the Sellers or the Company from its liability for the Guaranteed Obligations, either in whole or in part, without affecting the obligations of the Guarantor under this
Section 8. The Guarantor's obligations under this Section 8 shall not be released or affected by (i) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of any Seller or the Company, or any receivership, insolvency, bankruptcy, reorganization or other similar proceedings affecting any Seller or the Company or any of their respective assets or (ii) any change in the composition or structure of any Seller, the Company or the Guarantor, including a merger or consolidation with any other Person.

     (c) Obligations Not Affected by Bankruptcy. The Guarantor further agrees that if any payments to the Purchasers on the Guaranteed Obligations are invalidated in whole or in part, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, the obligations of the Guarantor under this Section 8 shall remain in full force and effect (or are reinstated as the case may be) until payment in full of those amounts.

     (d) Waivers. The Guarantor waives any right it may have to receive notice of the following matters before the Purchasers enforces any of their rights: (i) the Purchasers' acceptance of this guarantee, (ii) any default by the Company or any Seller under this Agreement, (iii) any demand, (iv) any action that the Purchasers take regarding any Seller or the Company regarding the Guaranteed Obligations or any other obligation which they might be entitled to by law or under any other agreement.

      Section 9.  Confidentiality.
                  ---------------
     (a) Agreement Not to Disclose This Agreement and the Transaction. Except as may be required by applicable law, each of the parties hereto agrees not to, and agrees to cause its Representatives (as defined below) not to, disclose to any person or entity (i) the purpose or existence of this Agreement or any of its terms, conditions or other facts with respect to this Agreement, or (ii) the transactions contemplated by this Agreement, or the terms, conditions or existence thereof, including without limitation, the parties thereto. Notwithstanding the foregoing provisions, the parties hereto may disclose this Agreement and the transactions contemplated hereby to its Representatives who
(i) need to know such information, (ii) are informed of its confidential nature and (iii) agree to be bound by the terms of this Agreement. Each of the parties hereby agrees to be fully responsible for any breach of this Agreement by any of its Representatives.

      (b) Representative. As used herein, "Representatives" of a party means such party's affiliates, subsidiaries and each of their respective shareholders, partners, members, managers, directors, officers, employees and agents (including without limitation, attorneys, consultants and financial advisors) of such party.

      Section 10.  Miscellaneous.
                   -------------
     (a) Notices. All notices, requests, demands and other communications to any party or given under this Agreement (collectively, "Notices") will be in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by telecopier, with confirmation received, to the telecopy number specified below (or at such other address or telecopy number as will be specified by a party by like notice given at least five calendar days prior thereto):

               (i) If to the Purchasers, at:

                  c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, California  94111
                  Attention:  Derek Schrier and
                              Kirsten Lynch
                  Telephone:  (415) 421-2132
                  Facsimile:  (415) 421-2133

                  with a copy to:

                  Richards Spears Kibbe & Orbe
                  One Chase Manhattan Plaza
                  57th Floor
                  New York, New York 10005
                  Attention:  Paul Haskel, Esq.
                  Telephone:  212-530-1800
                  Facsimile:  212-530-1801

            (ii)  If to the Sellers, at:

                  c/o AMRESCO, INC.
                  700 North Pearl Street
                  Suite 1900
                  Dallas, Texas 75201
                  Attention:  Jonathan S. Pettee and
                              Keith Blackwell

                  Telephone:  214-953-7727
                  Facsimile:  214-953-7757

All Notices will be deemed delivered when actually received. Each of the parties will hereafter notify the other in accordance with this Section of any change of address or telecopy number to which notice is required to be mailed.

     (b) Counterparts. This Agreement may be executed by facsimile in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

     (c) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (d) Successors and Assigns. This Agreement will be binding upon and inures to the benefit of, and is enforceable by, the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto. Any assignment or attempted assignment in contravention of this Section will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

     (e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     (f) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state.

     (g) Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     (h) Choice of Forum. Each of the Sellers and Purchasers irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or (if such court is not available) the courts of the State of New York located in the County of New York, for any action, suit, or proceeding arising out of or based upon this Agreement or any matter relating to it, and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it.

     (i) Limited Liability. Notwithstanding anything contained in this Agreement to the contrary, the parties agree that all obligations and liabilities of any Purchaser under this Agreement are enforceable solely against such Purchaser and such Purchaser's assets and not against any general or limited partner of such Purchaser nor against any assets of any general or limited partner of such Purchaser.

     (j) Liability Several. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Purchaser under this Agreement are several (and not joint and several) as follows (x) each Purchaser is responsible only for breaches of representations, warran ties, covenants and agreements of such Purchaser (and not those of any other Purchaser) set forth herein and (y) with respect to any obligation of the Purchasers hereunder not covered by clause (x) above, such obligation shall be allocated severally among the Purchasers (and not jointly) in the proportions set forth on Schedule I.

     (k) Further Assurances. Promptly upon reasonable request by any party hereto, each of the Sellers shall execute, acknowledge, deliver, register and re-register any and all such further acts, conveyances, agreements, assignments, notices of assignment, transfers, certificates, assurances and other instruments as the Purchasers may require from time to time in order to carry out more effectively the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                    FARALLON CAPITAL PARTNERS, L.P.
                                    FARALLON CAPITAL INSTITUTIONAL
                                        PARTNERS, L.P.
                                    FARALLON CAPITAL INSTITUTIONAL
                                        PARTNERS II, L.P.
                                    FARALLON CAPITAL INSTITUTIONAL
                                        PARTNERS III, L.P.
                                    RR CAPITAL PARTNERS, L.P.

                                    By:   Farallon Partners, L.L.C.,
                                          its General Partner



                                    By: /s/ Andrew B. Fremder
                                       -----------------------------------
                                         Name: Andrew B. Fremder
                                         Title:


                                    AMRESCO, INC.



                                    By: /s/ L. Keith Blackwell
                                       -----------------------------------
                                         Name:L. Keith Blackwell
                                         Title: Senior Vice President

                                    AMREIT HOLDINGS, INC.



                                    By: /s/ William C. Cole
                                       -----------------------------------
                                         Name: William C. Cole
                                         Title: President

                                                                      SCHEDULE I
                                                                              to
                                               STOCK PURCHASE AND SALE AGREEMENT

                                  Purchasers

                         Number        Purchase  Illiquidity   Payment  Pro Rata
      Purchaser         of Shares        Price   Discount      Amount      Share
      ---------         ---------   ------------ ---------   ---------  --------
Farallon Capital
 Partners, L.P.          562,611   $ 4,782,194  $ 86,260   $ 4,695,934   37.505%
Farallon Capital
 Institutional
 Partners, L.P.          562,500   $ 4,781,250  $ 86,244   $ 4,695,006   37.497%
Farallon Capital
 Institutional
 Partners II, L.P.       202,500   $ 1,721,250  $ 31,048   $ 1,690,202   13.499%
Farallon Capital
 Institutional
 Partners III, L.P.      112,500   $   956,250  $ 17,249   $   939,001    7.499%

RR Capital
Partners, L.P             60,000   $   510,000  $  9,199   $   500,801    4.000%
----------------------------------  ----------------------  -------------------
      Totals:          1,500,111   $12,750,944 $ 230,000   $12,520,944   100.00%

                                                                     SCHEDULE II
                                                                              to
                                               STOCK PURCHASE AND SALE AGREEMENT

                                   Sellers

                                                      Number
                  Seller                              of Shares
                  ------                              ---------

              AMRESCO, INC.                                 100

            AMREIT Holdings, Inc.                     1,500,011
            ---------------------                     ---------
                  Total:                              1,500,111